Exhibit 10.2

KILIMANJARO MINING COMPANY, INC.
711 S. Carson Street,
Carson City, Nevada 89701

BINDING LETTER AGREEMENT

June 1, 2009

Dr. Roger A. Newell
President and Chief Executive Officer
Lake Victoria Mining Company, Inc.
1781 Larkspur Drive
Golden, Colorado 80401

Dear Dr. Newell:

The purpose of this Binding Letter Agreement (“BLA”) is to set out the terms of a definitive agreement to be entered into between Lake Victoria Mining Company, Inc. (“LVCA”) a publicly traded company incorporated under the laws of the State of Nevada with an office address at 1781 Larkspur Drive, Golden, Colorado 80401 and Kilimanjaro Mining Company Inc. (“Kilimanjaro”) a private corporation existing pursuant to the laws of the State of Nevada with a registered address at 711 S. Carson Street, Carson City, Nevada, USA 89701 wherein LVCA would acquire up to a one hundred percent controlling interest (100%) in Kilimanjaro pursuant to a share exchange or issuance described as follows:

A.           Background Facts

1.	LVCA has represented the following:

(a)	LVCA is a corporation incorporated under the laws of the State of Nevada.

(b)	LVCA is a reporting issuer in the state of Nevada, U.S.A.;

(c)	The common shares of LVCA are listed and posted for trading on the NASDAQ OTC: BB Exchange – (“Exchange”);

(d)	LVCA has issued and outstanding 28,478,300 common shares (each a “LVCA Share” and collectively the “LVCA Shares”);

(e)
As at the Closing Date as herein after defined, LVCA will have working capital allocated or will raise additional capital to carry out the terms to the end of the first year of the Definitive Agreement.

2.	Kilimanjaro has represented the following:

(a)	That it is a private corporation incorporated under the laws of the state of Nevada, U.S.A. with a registered office at 711 S. Carson Street, Carson City, Nevada 89701; and

(b)	Kilimanjaro has issued and outstanding 33,032,277 common shares (each a “Kilimanjaro Share” and collectively the “Kilimanjaro Shares”);

(c)
Kilimanjaro is in the process of accepting up to USD$2 million in Private Placement funds from Accredited Investors to complete the Initial and Secondary Payments for the acquisition of a new gold project area in Central Tanzania. This is a property area in addition to the mineral prospecting licenses that it currently holds.

B.           Proposal

The proposed terms of the definitive agreement are generally described as the plan for LVCA to acquire up to 100% of Kilimanjaro pursuant to a securities exchange or issuance. By July 1, 2009, LVCA and Kilimanjaro will complete a Securities Exchange Agreement (the “Definitive Agreement”) whereby LVCA will issue new, restricted common shares of LVCA in exchange for new and/or existing Kilimanjaro common shares. The ratio of the share exchange has been mutually accepted ("Agreed Valuation") by both companies. The exact number of new shares that LVCA will issue to Kilimanjaro shareholders and the share exchange ratio will be determined by the Accepted Exchange Schedule and forming Schedule A of this BLA. The composition of the board of directors and senior officers of Kilimanjaro and LVCA subsequent to the Closing Date will be subject to the terms of the Definitive Agreement. Specifically the terms are as follows:

(1)	The proposed closing date (“Closing Date”) shall be July 1, 2009. Both parties agree to use their best efforts to close on schedule.

(2)
The ratio of the share exchange will be based on a mutually acceptable valuation ("Agreed Valuation") of both companies. The Accepted Exchange Schedule attached, as Schedule A of this BLA will determine the exact share exchange ratio.

(3)	The composition of the board of directors and senior officers of Kilimanjaro and LVCA subsequent to the Closing Date will be subject to the terms of the Definitive Agreement.

(4)
All property agreements that LVCA has entered into with Geo Can Resources Company Limited of Tanzania and the commitments associated within each of these agreements will now be encompassed by the Definitive Agreement between LVCA and Kilimanjaro. Kilimanjaro recently acquired the entire mineral prospecting license rights that Geo Can held.

(5)
Resale Restrictions on Shares: Kilimanjaro acknowledges that the Shares issued under the securities exchange will be subject to such resale restrictions or escrow requirements as may be required by applicable securities legislation or the policies of the Exchange.

(6)
Kilimanjaro will provide to LVCA all information in its possession with respect to all the licenses that it owns, which will (subject to the provisions of the next sentence) be held in confidence by LVCA.  All information with respect to the licenses generated pursuant to this BLA will be held in confidence, subject to the right of any party to release any such information (including the initial information provided by Kilimanjaro) as required by applicable law or the rules, regulation, bylaws and listing agreements of the Exchange.

(7)
Upon execution of the Definitive Agreement, Kilimanjaro will return to LVCA a total of 9,350,300 shares of LVCA to be cancelled and any shares that have not been issued to Geo Can that are due for Property Purchase Agreements will be forgiven.

(8)           Closing will be subject to several conditions, including:
(a) Both parties mutually agreeing to a final executable Definitive Agreement that incorporates the general terms of this BLA by July 1, 2009 and satisfaction of the terms and conditions to be set forth therein;
(b) Agreement by Kilimanjaro, Kilimanjaro shareholders and LVCA to the final number of new shares that LVCA will issue to Kilimanjaro shareholders as per the agreed share exchange ratio schedule contained in Schedule A attached;
(c) Completion of all necessary legal, financial and technical due diligence reviews and receipt of all necessary consents and approvals, including board, shareholder and regulatory approvals.
(d) Obtaining agreement, by signature, of the Definitive Agreement by a majority percentage (over 50%) of the Kilimanjaro shareholders.

C.           Effect of Acceptance of this Letter Agreement

If the terms set out herein are acceptable to you, please so indicate by signing and returning one copy of this letter.  The parties will then proceed in good faith to complete a formal Definitive Agreement incorporating the terms hereof and, pending the execution of this agreement, shall not actively solicit or negotiate business arrangements, which would be inconsistent or incompatible with the proposed Definitive Agreement. Until such time as this BLA is terminated by virtue of the Definitive Agreement being signed on or before July 1, 2009 each of the parties hereto shall use their best efforts to complete the Definitive Agreement on schedule. This BLA is binding on either party and each party is obligated to proceed in good faith pursuant to the provisions hereof and each party is obligated to bear its own costs.

There are no third party beneficiaries to the terms of this BLA.

Unless otherwise stated herein, all amounts expressed herein are in the currency of United States of America.

Each party hereto shall be responsible for all expenses incurred by it in connection with the preparation of the Definitive Agreement and all other documents required in connection with obtaining all necessary regulatory approvals and documentation for the Definitive Agreement to be executed.

Issue of a news release by LVCA is subject to the prior review of Kilimanjaro to ensure approval.

Yours truly,

KILIMANJARO MINING COMPANY INC.

By:           HEIDI KALENUIK
Heidi Kalenuik

The foregoing terms are acceptable as a basis for preparation of the formal and definitive agreement.

LAKE VICTORIA MINING COMPANY, INC.

By:           ROGER A. NEWELL
Roger A. Newell

SCHDULE A

ACCEPTED SHARE EXCHANGE SCHEDULE

The share exchange ratio is determined by the amount of the total USD$2 million of Private Placement money that is accepted by Kilimanjaro by June 18, 2009 for application to the new gold project area. Accordingly, both LVCA and Kilimanjaro as the final share exchange ratio mutually accept the following schedule.

Total Private Placement Accepted	Kilimanjaro Shares	LVCA Ratio Issued

$---------	1	1.0
$300,000	1	1.2
$500,000	1	1.3
$1,000,000	1	1.4
$1,500,000	1	1.7
$2,000,000 plus	1	2.0